UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2015

HDIMAX MEDIA, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	002-75313	84-0871427

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74 N. Pecos Road, Suite D, Henderson, NV		89074

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 463-8528

(Former Name, Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Agreement.

On February 20, 2015, HDIMAX MEDIA, Inc. (the “Company”) entered into a Settlement Agreement with New Hope Partners LLC (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was relieved of the obligation to pay New Hope Partners $200,000 of principal plus interest under a promissory note, which was terminated. The Company agreed to issue New Hope Partners 7,500,000 shares of restricted common stock and agreed to indemnify New Hope Partners with respect to obligations owed to certain creditors. The Settlement Agreement also contains mutual general releases of claims.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2015, HDIMAX MEDIA, Inc. (the “Company”) appointed Leslie Greif and Steven L. Sanders to the Company’s Board of Directors, to fill vacancies, effective as of February 19, 2015. Neither Mr. Greif nor Mr. Stevens are employees of the Company.

Leslie Greif – Director. Leslie Greif is an Emmy® and Golden Globe® nominated producer, creator, writer and director and is a prolific figures in the entertainment industry. Mr. Greif has produced various worldwide super-hits including eight seasons of the classic crime drama Walker, Texas Ranger starring Chuck Norris.  Mr. Greif produced and directed the highly acclaimed documentary Brando, starring Al Pacino, Johnny Depp, Martin Scorsese, Sean Penn and Robert Duvall, which garnered him an Emmy® nomination for his work.  Mr. Greif is also the owner and Chief Executive Officer of ThinkFactory Media.

In addition, he has executive produced seven seasons of the long-running celebrity docu-series, Gene Simmons Family Jewels, as well as the preeminent mini-series Hatfields & McCoys, which received 16 Emmy® nominations, garnering five wins and two Golden Globe® nods, with Kevin Costner taking home the award for Best Actor in a Mini-Series.  The mini-series was also awarded a Writers Guild Award in the Long Form Original category. Mr. Greif is currently in post-production on the highly-anticipated eight-hour television event, Texas Rising (History).

Over the past 30 years Leslie has been at the forefront of the television industry, having produced TV movies, scripted and unscripted series, mini-series and documentary specials for all major networks.  In addition to his television work, he has produced and directed a number of feature film projects including Keys to Tulsa starring Eric Stolz and Cameron Diaz, Funny Money starring Chevy Chase, Meet Wally Sparks starring Rodney Dangerfield, and Heaven’s Prisoners starring Alec Baldwin.

Steven L. Sanders - Director.

As Chairman, CEO, and Chief Investment Strategist (CIS) at StoneRidge Investment Partners, LLC, Steven Sanders is a leader in the money management industry. Mr. Sanders has led multiple firms to growth and profitability over his extensive 30-year career. Most recently, in 2009, Mr. Sanders led the growth of StoneRidge from $200 Million to $1.2 Billion in assets under management while driving enhancements to the firm's equity investment process and helping launch and develop StoneRidge’s suite of custom designed fixed income products.

Possessing nearly 30 years of investment and entrepreneurial experience, Mr. Sanders serves as Board Chairman of Beltraith Capital, LLC, a holding company formed by Mr. Sanders to raise capital and acquire a controlling interest in StoneRidge in 2009.

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Prior to joining StoneRidge, from 2006-2009, Mr. Sanders served as Chief Investment Strategist at Creative Financial Group Asset Management, with $1.8 Billion in assets under management. During that period, Mr. Sanders Co-founded and served as Chairman & CEO of First Genesis Financial Group, a subdivision of Creative Financial Group. While there, Mr. Sanders developed and co-managed the firm’s absolute return, macro-economic thematic investment strategy.

Mr. Sanders has provided economic and financial market commentary to national and local television networks such as CNBC, Bloomberg, CNN, ABC World News, Fox TV, and CN8’s Money Matters Today. His presentations on Macro Economics and Financial Markets are in demand at many investment conferences. Mr. Sanders has served as a spokesperson for Citibank Master Card and Visa’s national financial education program and authored a booklet about the virtues of saving and spending wisely, “Money Matters for Young Adults”. Since 2007, he has co-hosted Financial Voices; a weekly financial and economic awareness program which airs on 900AM WURD Radio in Philadelphia and broadcast internationally via the web. Mr. Sanders serves as Chairman of the Investment Committee for The Philadelphia Foundation, a member of the Board of Trustees at the Pennsylvania Academy of Fine Arts, Advisory Board member of The Network for Teaching Entrepreneurship Philadelphia and Board member for TOCFWH.  Mr. Sanders holds a B.B.A. in Risk Management from Howard University.

Neither Mr. Greif nor Mr. Sanders has, nor has either had since the Company’s last fiscal year, a relationship with the Company that would require disclosure under Item 404(a) of Regulation S-K. No family relationships exist among any of the Company’s directors and executive officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HDIMAX MEDIA, Inc.

Date: February 23, 2015	By:	/s/ Myles A. Pressey III
Name: Myles A. Pressey III Title: Interim Chief Executive Officer

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